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                                                                     EXHIBIT 5.1

                            [Hogan & Hartson L.L.P.]




                                 March 29, 2001


Board of Directors
Charles E. Smith Residential Realty, Inc.
2345 Crystal Drive
Crystal City, Arlington, Virginia  22202


Ladies and Gentlemen:

         We are acting as counsel to Charles E. Smith Residential Realty, Inc., a Maryland corporation (the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission relating to the offer and sale of up to 355,569 shares of the Company's common stock, par value $.01 per share (the "Shares"), by certain shareholders of the Company (the "Selling Stockholders") and to be offered for sale by the Selling Stockholders if and to the extent that they elect to sell their Shares. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of
Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

         For purposes of this opinion letter, we have examined copies of the following documents:

         1.       An executed copy of the Registration Statement.

         2. Common Stock Purchase Agreement, dated as of July 19, 2000, between the Company and Consolidated Engineering Services, Inc. (the "SRW/Consolidated I Stock Purchase Agreement").

         3. Stock Purchase Agreement, dated as of July 19, 2000, among Consolidated Engineering Services, Inc., Betlem Service Corporation and Dominick Acquilano, Thomas Acquilano, Richard
                  L. Cott and Garry M. Brower (the "Betlem Purchase Agreement").

         4. Common Stock Purchase Agreement, dated as of September 14, 2000, between the Company and Consolidated Engineering Services, Inc. (the "SRW/Consolidated II Stock Purchase Agreement").


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Board of Directors
Charles E. Smith Residential Realty, Inc.
March 29, 2001
Page 2

         5. Stock Purchase Agreement, dated as of September 15, 2000, among Consolidated Engineering Services, Inc., Aircond Corporation and Alan L. Barnes, Sr., Mary Elizabeth Barnes, Alan L. Barnes, Jr., and Kevin H. Barnes (the "Aircond Purchase Agreement").

         6. Stock Purchase Agreement, dated as of February 1, 2001, among Consolidated Engineering Services, Inc., Commonwealth Air Conditioning & Heating, Inc., Commonwealth ACH Trust, and Francis H. Norton, Thomas E. Monroe and George T. Hatfield (the "Commonwealth Air Purchase Agreement," together with the SRW/Consolidated I Purchase Agreement, the Betlem Purchase Agreement, the SRW/Consolidated II Purchase Agreement, and the Aircond Purchase Agreement, the "Purchase Agreements").

         7. An executed copy of the Registration Rights Agreement, dated as of July 19, 2000, between the Company and Dominick Acquilano, Thomas Acquilano, Richard L. Cott and Garry M. Brower.

         8. An executed copy of the Registration Rights Agreement, dated as of September 15, 2000, between the Company and Alan L. Barnes, Sr., Mary Elizabeth Barnes, Alan L. Barnes, Jr., and Kevin H. Barnes.

         9. An executed copy of the Registration Rights Agreement, dated as of February 1, 2001, between the Company and Francis H. Norton, Thomas E. Monroe and George T. Hatfield.

         10. The Amended and Restated Articles of Incorporation (the "Articles") of the Company, as certified by the Department of Assessments and Taxation of the State of Maryland on

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Board of Directors
Charles E. Smith Residential Realty, Inc.
March 29, 2001
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                  March 13, 2001 and by the Secretary of the Company on the date hereof as then being complete, accurate, and in effect.

         11. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

         12. An executed copy of the Rights Agreement (the "Rights Agreement"), dated as of December 2, 1998, between the Company and First Union National Bank, as rights agent (the "Rights Agent").

         13. Resolutions of the Board of Directors of the Company adopted by at meetings held on June 7, 2000, September 13, 2000, and January 23, 2001, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the issuance and sale of the Shares and arrangements in connection therewith.

         14. Resolutions of the Board of Directors of the Company adopted at a meeting held on December 2, 1998, as certified by the Secretary of the Company as of the date hereof as being complete, accurate and in effect, authorizing, among other things, the distribution of the Rights to holders of record of the Company's common stock, par value $.01 per share, as of the close of business on December 14, 1998, the appointment of First Union National Bank as Rights Agent, and the listing of the Rights on the Exchange.

         In our examination of the aforesaid certificates, documents and agreements, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

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Board of Directors
Charles E. Smith Residential Realty, Inc.
March 29, 2001
Page 4

         This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Maryland General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

         Based upon, subject to and limited by the foregoing, we are of the opinion that, assuming that at the time the Shares were issued, the Company received the consideration therefor specified in the Purchase Agreements and in the resolutions of the Board of Directors referred to in Paragraph 14 above, the Shares are validly issued, fully paid, and nonassessable.

         The opinion set forth above, insofar as it relates to the Rights, is limited to the valid issuance of the Rights under Maryland law.

         This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

         We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                                   Very truly yours,

                                                   /s/ HOGAN & HARTSON L.L.P.
                                                   HOGAN & HARTSON L.L.P.


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